UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 2, 2004

United Industries Corporation
(Exact name of registrant as specified in its charter)

333-76055
(Commission File Number)

Delaware	43-1025604
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2150 SCHUETZ ROAD ST. LOUIS, MISSOURI 63146
(Address of principal executive offices, with zip code)

(314) 427-0780
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 5.  Other Events and Regulation FD Disclosure

On March 2, 2004, United Industries Corporation issued two press releases announcing that it has entered into a definitive agreement to acquire The Nu-Gro Corporation and that it plans to refinance its existing senior credit facility with a new senior facility.  The definitive agreement provides for the Company and a wholly owned subsidiary to acquire all of the outstanding common shares of Nu-Gro, a lawn and garden products company incorporated under the laws of Ontario, Canada, for an aggregate purchase price $143.8 million in cash.  Consummation of the transaction is subject to customary conditions to closing, including regulatory, court and Nu-Gro shareholder approval. United expects to close the transaction during the second quarter of 2004. In connection with the definitive agreement, the Company also entered into an agreement with Oakwest Corporation Limited and certain related Nu-Gro shareholders who together hold approximately 26% of Nu-Gro's shares, pursuant to which such stockholders have agreed to vote in favor of the transaction.

The foregoing summary description of the definitive agreement does not purport to be complete and is qualified in its entirety by reference to the definitive.  A copy of the press releases are being filed as Exhibits 99.1 and 99.2 hereto and incorporated herein by reference.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

Exhibit No.	Description

99.1	Press Release dated March 2, 2004.*
99.2	Press Release dated March 2, 2004.*

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, United Industries Corporation has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED INDUSTRIES CORPORATION,
Registrant

Dated: March 12, 2004	By:	/s/ Daniel J. Johnston
	Name:	Daniel J. Johnston
	Title:	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated March 2, 2004.
99.2	Press release dated March 2, 2004.